EXHIBIT 99.1

Lynn M. Hopkins Named Chief Financial Officer of First Choice Bancorp

Cerritos, CA, September 13, 2018 — First Choice Bancorp (NASDAQ: FCBP) (“First Choice” or the “Company”) today announced that Lynn M. Hopkins has been appointed Executive Vice President and Chief Financial Officer, effective September 13, 2018. Ms. Hopkins succeeds Yvonne Chen, who will now serve as the Company’s Executive Vice President of Finance, overseeing financial planning and analysis. Ms. Hopkins has more than 25 years of experience in the financial services industry including 15 years in executive finance positions at PacWest Bancorp.

“We are very pleased to add an executive of Lynn’s caliber to lead our finance department,” said Robert Franko, President and Chief Executive Officer of First Choice. “Lynn’s experience in financial reporting for a public company and her risk management experience in helping to manage the organic and acquisitive growth at PacWest will be valuable as we integrate our recent acquisition of Pacific Commerce Bancorp and continue expanding our franchise. Her well rounded skill set and leadership abilities are well suited to handle the increased responsibilities for our finance department following our NASDAQ listing and transformative merger with Pacific Commerce.

“We would also like to recognize Yvonne Chen for her valuable service as Chief Financial Officer for more than a decade. Yvonne was instrumental in leading us to become a public company, while initiating and completing the merger with Pacific Commerce. We are very pleased that she will remain at First Choice in her chosen role as the Executive Vice President of Finance, so that we can continue to benefit from her expertise and institutional knowledge,” added Mr. Franko.

Peter Hui, Chairman of First Choice, said, “We are very proud to be able to welcome a professional like Lynn to our team. In addition, we recognize the valuable service that Yvonne has provided to First Choice.”

“I am excited to join a growing organization that has achieved several milestones in a short period of time. I look forward to making a meaningful contribution to the future growth and success of First Choice,” said Ms. Hopkins.

Ms. Hopkins joins First Choice most recently from Commercial Bank of California, an $800 million private commercial bank, where she served as Executive Vice President & Chief Financial Officer. From 2002 to 2017, Ms. Hopkins served as Executive Vice President of PacWest Bancorp and Pacific Western Bank, the subsidiary bank of PacWest Bancorp, in a number of finance and corporate governance leadership roles. Ms. Hopkins served as Chief Accounting Officer of PacWest from 2014 to 2017, as Chief Financial Officer of Pacific Western Bank from 2002 to 2014, as Corporate Secretary from 2009 to 2014, and as a Director of the Pacific Western Bank from 2002 to 2006. During her time at PacWest, the company grew from $1 billion in assets to more than $20 billion in assets, partially driven by more than 25 acquisitions. Earlier in her career, Ms. Hopkins held senior finance positions at California Community Bancshares and Western Bancorp. She began her career as a CPA with KPMG in Los Angeles and London. Ms. Hopkins holds a B.A. in Economics/Business from the University of California, Los Angeles.

About First Choice Bancorp

First Choice Bancorp is a community-based bank holding company headquartered in Cerritos, California, and it is the sole shareholder of First Choice Bank. As of July 31, 2018, First Choice had total assets of approximately $1.5 billion. First Choice Bank is a community-focused financial institution, serving diverse consumers and commercial clients and specializing in loans to small businesses, private banking clients, commercial and industrial (C&I) loans, and commercial real estate loans with a niche in providing financing for the hospitality industry. First Choice Bank is a Preferred Small Business Administration (SBA) Lender. Founded in 2005, First Choice Bank has quickly become a leading provider of financial services that enable our customers to grow, maintain strength, and achieve their business objectives. We strive to surpass our clients’ expectations through our efficiency and professionalism and are committed to being “First in Speed, Service, and Solutions.” First Choice Bancorp stock is traded on the Nasdaq Capital Market under the ticker symbol “FCBP.”

First Choice Bank’s website is www.FirstChoiceBankCA.com.

Forward-Looking Statements

Readers should note that in addition to the historical information contained herein, this press release includes “forward-looking statements,” including but not limited to statements about the integration of the Pacific Commerce transaction. These statements are subject to many risks and uncertainties, as detailed from time to time in filings made by First Choice with the Securities and Exchange Commission. Readers should note that the forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “will,” “propose,” “may,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue,” or similar terminology. Any forward-looking statements presented herein are made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:

First Choice
Robert M. Franko, 562.345.9241
President & Chief Executive Officer